EXHIBIT 5

May 20, 2008

3M Company

3M Center

St. Paul, MN 55144

RE: Opinion of Counsel

This opinion is furnished in connection with the registration by 3M Company (the “Company”) pursuant to the Registration Statement on Form S-8 (the “Registration Statement”) under the Securities Act of 1933, as amended (the “Act”), of 35,000,000 shares of common stock of the Company, $0.01 par value (the “Shares”) to be issued pursuant to the 3M 2008 Long-Term Incentive Plan (the “Plan”).

As corporate and securities counsel for the Company, I am of the opinion, based upon my familiarity with the affairs of the Company and upon my examination of the law and pertinent documents, that all necessary corporate proceedings have been taken to authorize the issuance of the Shares under the Plan, and all such Shares, when issued or sold in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and non-assessable.

I consent to the use of my name in the Registration Statement as counsel who has passed upon the legality of the Shares, and to the use of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ Gregg M. Larson

Gregg M. Larson, Esq.
Deputy General Counsel